Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated July 13, 2016

Registration No. 333-190543

MPT Operating Partnership, L.P.

MPT Finance Corporation

5.250% Senior Notes due 2026

This Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the accompanying Prospectus (as supplemented through and including the date hereof, the “Preliminary Prospectus Supplement”). The information in this Supplement supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Other information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

Issuers:	MPT Operating Partnership, L.P. and MPT Finance Corporation

Guarantee:	Guaranteed by the Issuers’ parent company, Medical Properties Trust, Inc.

Aggregate Principal Amount:	$500,000,000

Title of Securities:	5.250% Senior Notes due 2026

Final Maturity Date:	August 1, 2026

Public Offering Price:	100%

Coupon:	5.250%

Yield to Maturity:	5.250%

Spread to Benchmark:	378 bps

Benchmark Treasury:	UST 1.625% due May 15, 2026

Gross Proceeds to Issuers:	$500,000,000

Net Proceeds to Issuers before Expenses:	$493,750,000

Interest Payment Dates:	February 1 and August 1

Record Dates:	January 15 and July 15

First Interest Payment Date:	February 1, 2017

Optional Redemption:

Make-whole call at T+50 bps until August 1, 2021.

From and after August 1, 2021, at the prices set forth below (expressed as percentages of the principal amount), plus accrued and unpaid interest to, but not including, the redemption date, if redeemed during the 12-month period beginning on August 1 of each of the years indicated below:

Year                                                      Price

2021                                                      102.625%

2022                                                      101.750%

2023                                                      100.875%

2024 and thereafter                              100.000%

Optional Redemption with Equity Proceeds:	Prior to August 1, 2019, up to 35% of the notes at a redemption price equal to 105.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to, but not including the redemption date.

Change of Control:	Putable to the Issuers at 101% of principal, plus accrued and unpaid interest, if any, thereon to, but not including, the change of control purchase date.

CUSIP/ISIN Numbers:	CUSIP: 55342U AG9 ISIN: US55342UAG94

Distribution:	SEC Registered (Registration No. 333-190543)

Listing:	None

Trade Date:	July 13, 2016

Settlement:

T+7 on July 22, 2016

It is expected that delivery of the notes will be made to investors on or about July 22, 2016, which will be the seventh business day following the date hereof (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the date that is three business days preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T + 7 to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

Use of Proceeds:	As set forth in the Preliminary Prospectus Supplement

Active Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC

Passive Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

                Incorporated

Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.

KeyBanc Capital Markets Inc.

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

Wells Fargo Securities, LLC

Lead Managers:	BBVA Securities Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc. Stifel, Nicolaus & Company, Incorporated

Denominations/Multiple:	$2,000 and integral multiples of $1,000 in excess thereof

The Issuers have filed a registration statement (including the Preliminary Prospectus Supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement in that registration statement and other documents MPT Operating Partnership, L.P. and Medical Properties Trust, Inc. have filed with the SEC that are incorporated by reference in the Preliminary Prospectus Supplement for more complete information about the Issuers, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Goldman, Sachs & Co. at (866) 471-2526 or e-mail: prospectus_ny@ny.email.gs.com or J.P. Morgan Securities LLC at (866) 803-9204.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.